Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Number 333-215085

The Kroger Co.

Pricing Term Sheet

Dated July 17, 2017

Issuer:	The Kroger Co.
Security Type:	Senior Notes
Trade Date:	July 17, 2017
Settlement Date:	July 24, 2017 (T+5)
Denominations:	$2,000 x $1,000
Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB / BBB

2.800% Senior Notes Due 2022

Principal Amount:	$400,000,000
Maturity Date:	August 1, 2022
Coupon:	2.800%
Benchmark Treasury:	UST 1.750% due June 30, 2022
Benchmark Treasury Price / Yield:	99-16 ¼ / 1.854%
Spread to Benchmark Treasury:	T + 95 basis points
Yield to Maturity:	2.804%
Price to Public:	99.981%
Interest Payment Dates:	February 1 and August 1, commencing on February 1, 2018
Make-Whole Call:	Treasury Rate plus 15 basis points (prior to July 1, 2022)
Par Call:	On or after July 1, 2022 (one month prior to maturity)
CUSIP/ISIN:	501044 DH1 / US501044DH11

3.700% Senior Notes Due 2027

Principal Amount:	$600,000,000
Maturity Date:	August 1, 2027
Coupon:	3.700%
Benchmark Treasury:	UST 2.375% due May 15, 2027
Benchmark Treasury Price / Yield:	100-19 / 2.307%
Spread to Benchmark Treasury:	T + 140 basis points
Yield to Maturity:	3.707%
Price to Public:	99.941%
Interest Payment Dates:	February 1 and August 1, commencing on February 1, 2018

Make-Whole Call:	Treasury Rate plus 25 basis points (prior to May 1, 2027)
Par Call:	On or after May 1, 2027 (three months prior to maturity)
CUSIP/ISIN:	501044 DJ7 / US501044DJ76

4.650% Senior Notes Due 2048

Principal Amount:	$500,000,000
Maturity Date:	January 15, 2048
Coupon:	4.650%
Benchmark Treasury:	UST 3.000% due February 15, 2047
Benchmark Treasury Price / Yield:	102-02+ / 2.895%
Spread to Benchmark Treasury:	T + 180 basis points
Yield to Maturity:	4.695%
Price to Public:	99.276%
Interest Payment Dates:	January 15 and July 15, commencing on January 15, 2018
Make-Whole Call:	Treasury Rate plus 30 basis points (prior to July 15, 2047)
Par Call:	On or after July 15, 2047 (six months prior to maturity)
CUSIP/ISIN:	501044 DK4 / US501044DK40

Joint Book-Running Managers:

2.800% Senior Notes Due 2022

Mizuho Securities USA LLC
Goldman Sachs & Co. LLC
U.S. Bancorp Investments, Inc.
Citigroup Global Markets Inc.
PNC Capital Markets LLC
Wells Fargo Securities, LLC

3.700% Senior Notes Due 2027

Mizuho Securities USA LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Fifth Third Securities, Inc.
MUFG Securities Americas Inc.

4.650% Senior Notes Due 2048

Mizuho Securities USA LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Citigroup Global Markets Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
BNY Mellon Capital Markets, LLC
Santander Investment Securities Inc.

Co-Managers:

2.800% Senior Notes Due 2022

Merrill Lynch, Pierce, Fenner & Smith Incorporated
BB&T Capital Markets, a division of BB&T Securities, LLC
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Santander Investment Securities Inc.
The Williams Capital Group, L.P.

3.700% Senior Notes Due 2027

BB&T Capital Markets, a division of BB&T Securities, LLC
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
PNC Capital Markets LLC
Santander Investment Securities Inc.
U.S. Bancorp Investments, Inc.
CastleOak Securities, L.P.

4.650% Senior Notes Due 2048

Fifth Third Securities, Inc.
Goldman Sachs & Co. LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CastleOak Securities, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, RBC Capital Markets, LLC toll-free at 1-866-375- 6829, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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